Exhibit 99.1

Dril-Quip, Inc. Announces Results for Year-End 2003

HOUSTON, Feb. 27 /PRNewswire-FirstCall/ — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $2.4 million, or $0.14 per share, for the quarter ended December 31, 2003, versus net income of $1.3 million, or $0.08 per share, for the fourth quarter of 2002. The fourth quarter 2002 results include the $900,000 after-tax effect of establishing a $1.35 million reserve for warranty claims related to the Company’s drilling riser product. Excluding the effect of this after-tax charge, net income was $2.2 million, or $0.13 per share for the three months ended December 31, 2002. Total revenues for the quarter ended December 31, 2003 were $51.9 million, compared with revenues of $58.1 million for the same period in 2002.

For the year ended December 31, 2003, revenues totaled $219.5 million, compared with revenues of $215.8 million for the same period in 2002. Net income for the year 2003 was $9.0 million, up from $8.7 million in 2002. Earnings per share for the year ended December 31, 2003 were $0.52 versus $0.50 for 2002.

Based upon conditions currently existing in the oil service sector, the Company expects its earnings per share for the quarter ended March 31, 2004 to approximate $0.10 to $0.12 per share, excluding any unusual or special charges. In addition, the Company announced that its current backlog is approximately $78 million, compared to its December 31, 2003 backlog of $64 million and its December 31, 2002 backlog of $95 million.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2002	2003	2002	2003
Revenues	$58,078	$51,921	$215,809	$219,498
Cost and expenses:
Cost of sales	43,543	37,229	156,928	157,988
Selling, general and administrative	6,770	6,916	27,281	29,039
Engineering and product development	4,106	3,820	15,231	16,525
Special items	1,350	0	1,350	1,400
	55,769	47,965	200,790	204,952

Operating income	2,309	3,956	15,019	14,546
Interest expense	527	335	2,101	1,559
Income before income taxes	1,782	3,621	12,918	12,987
Income tax provision	472	1,206	4,195	4,036
Net income	$1,310	$2,415	$8,723	$8,951

Diluted earnings per share	$0.08	$0.14	$0.50	$0.52

Weighted average shares - fully diluted	17,307	17,293	17,338	17,293

Depreciation and amortization	$2,785	$2,666	$9,890	$10,558

Capital expenditures	$881	$1,078	$17,607	$8,328